EXHIBIT 99.1

FirstEnergy Corp.	For Release: June 20, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Ellen Raines	Kurt Turosky
(330) 384-5808	(330) 384-5500

FIRSTENERGY BOARD OF DIRECTORS AUTHORIZES
SHARE REPURCHASE; DECLARES UNCHANGED DIVIDEND

Akron, OH - FirstEnergy Corp. (NYSE: FE) today announced that its Board of Directors has authorized a share repurchase program for up to 12 million shares of common stock, and declared an unchanged quarterly dividend of 45 cents per share of outstanding common stock. The dividend will be payable September 1, 2006, to shareholders of record as of August 7, 2006.

“Today’s decision by the Board to authorize a share repurchase program underscores their confidence in the direction of the company,” said President and Chief Executive Officer Anthony J. Alexander. “We believe that this program will further enhance the long-term investment value we represent to our shareholders.”

At management’s discretion, shares may be acquired on the open market or through privately negotiated transactions, subject to market conditions and other factors. The Board’s authorization of the repurchase program does not require the company to purchase any shares and the program may be terminated at any time. The 12 million shares represent 3.6 percent of the approximately 330 million shares of common stock currently outstanding.

The decision to authorize a share repurchase program was made after the company successfully addressed several key issues:
•	The January 2006 approval of the Rate Certainty Plan by the Public Utilities Commission of Ohio;

•
Successful completion of the Beaver Valley Unit 1 extended outage to replace the steam generators and reactor vessel head - a world-class performance that was completed under budget and 11 days ahead of schedule; and

•
Clarification of the air quality compliance strategy for 2006 through 2011. The program, which is expected to cost approximately $1.7 billion with the majority of those expenditures occurring between 2007 and 2009, is consistent with previous estimates and assumptions reflected in the company’s long-term financial planning for air and water quality and other environmental matters for the period of 2006 through 2010.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful implementation and completion of the share repurchase program, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. Dividends declared from time to time during any annual period may in aggregate vary from the indicated amounts due to circumstances considered by the Board at the time of the actual declaration. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(062006)